Issuer Free Writing Prospectus dated September 22, 2020

Filed Pursuant to Rule 433 under the Securities Act of 1933

Relating to the Preliminary Prospectus dated September 21, 2020

Registration Statement No. 333-248413

PALANTIR TECHNOLOGIES INC.

This free writing prospectus relates to the Registration Statement on Form S-1 (File No. 333-248413) (the “Registration Statement”) that Palantir Technologies Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

On September 22, 2020, the Company issued a press release that supplements and updates the information contained in the Registration Statement. A copy of the press release is attached as Appendix A.

The Company has filed a registration statement (including a prospectus) with the SEC relating to its Class A common stock to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and its Class A common stock. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus if you request it by email at investors@palantir.com.

Appendix A

Palantir to Commence Trading on NYSE on September 30, 2020

September 22, 2020

DENVER — (BUSINESS WIRE) — Palantir Technologies Inc. today announced that it expects that trading of shares of its Class A common stock on the New York Stock Exchange will commence on Wednesday, September 30, 2020. Palantir has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission that was declared effective today, September 22, 2020.

When available, a copy of the prospectus related to the registration statement may be obtained from Palantir Technologies Inc., c/o Investor Relations, 1555 Blake Street, Suite 250, Denver, Colorado 80202, or by email at investors@palantir.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, the Company’s expected listing on the New York Stock Exchange on September 30, 2020. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 21, 2020 as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. The forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Additional information regarding these and other factors that could affect the Company’s results is included in the Company’s SEC filings, which may be obtained by visiting the SEC’s website at www.sec.gov.

Contacts:

Investor Relations

Rodney Nelson

investors@palantir.com

Media

Lisa Gordon

media@palantir.com